Exhibit 99(e)(4)

CONFORMED COPY

                                     RWE AG
                                  Opernplatz 1
                                 D - 45128 Essen
                                     Germany

Strictly private and confidential

Innogy Holdings plc
Windmill Hill Business Park
Swindon
Wiltshire
SN5 6PB

For the attention of: Brian Count

21st March 2002



Dear Sirs,


Proposed recommended cash offer for Innogy Holdings plc ("Innogy") to be made by Merrill Lynch (outside the US) on behalf of a subsidiary of RWE AG ("RWE") (the "Offer")

This letter agreement sets out the circumstances in and terms on which Innogy and RWE have agreed to pay to the other a fee in connection with the Offer.

1 Innogy agrees to pay to RWE an inducement fee of (pound)20 million if the Offer lapses or is withdrawn following a competing offer being announced, and such competing offer becomes or is declared unconditional in all respects.

2 Subject to Clause 3 below, RWE agrees to pay to Innogy an inducement fee of (pound)20m if the Offer does not become or is not declared unconditional in all respects as a result of condition (b), (c), (d) or (e) in Appendix 1 of our joint press release to be dated 22 March 2002 not being satisfied because of a relevant action. For this purpose a "relevant action" is the acquisition by RWE or a subsidiary of RWE (RWE Group) of electricity or gas related assets in the EU or the US, the entry by the RWE Group into a contract to make such an acquisition, after the date of this letter or a failure by RWE to either submit the relevant regulatory filings or use all reasonable endeavours to satisfy such conditions.

3 RWE's obligation under Clause 2 above shall not apply if a higher competing offer has been announced for Innogy which constitutes an offer within the meaning of the City Code.

4 This letter agreement shall be legally binding and shall be governed by and construed in accordance with the laws of England.



Yours sincerely

Dr. DIETMAR KUHNT        Dr. RICHARD KLEIN
------------------------------------------

for and on behalf of RWE AG



Agreed and accepted

MIKE BOWDEN
---------------------

for and on behalf of Innogy Holdings plc




Date 22nd March, 2002
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